Exhibit 99.1

ASV Holdings, Inc. Announces Exercise of Over-Allotment Option for 570,000 Shares of Common Stock

Grand Rapids, MN – May 23, 2017 – ASV Holdings, Inc. (the “Company”) (NASDAQ: ASV) today announced that the underwriters of its recently completed initial public offering have exercised their over-allotment option in full by purchasing an additional 570,000 shares of the Company’s common stock from A.S.V. Holding, LLC, which is a stockholder of the Company and subsidiary of Terex Corporation, at a price of $7.00 per share, less underwriting discounts and commissions. The Company did not receive any proceeds from the sale of the shares. Roth Capital Partners acted as sole book-running manager for the offering. Seaport Global Securities, LLC acted as co-lead manager for the offering.

A registration statement relating to the Company’s Common Stock was declared effective by the Securities and Exchange Commission on May 11, 2017. The offering is being made only by means of a prospectus, copies of which may be obtained from Roth Capital Partners, 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660; (800) 678-9147.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About ASV Holdings, Inc.

The Company designs and manufactures a broad range of high quality compact track loader and skid steer loader equipment, marketed through a distribution network in North America, Australia and New Zealand.

Forward-Looking Statements

This press release contains forward-looking statements. Any forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks detailed under “Risk Factors” in the Registration Statement on Form S-1 and in other filings we make from time to time with the Securities and Exchange Commission, and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

Contacts

For ASV Holdings, Inc.

Peter Seltzberg, Managing Director

Darrow Associates, Inc.

516-419-9915

pseltzberg@darrowir.com